EXHIBIT 21.1

SUBSIDIARIES OF DRIL-QUIP, INC.

Name of Entity	Jurisdiction of Organization

Dril-Quip (Europe) Limited	Scotland

Dril-Quip Asia Pacific PTE Ltd.	Singapore

Dril-Quip do Brasil LTDA	Brazil

Dril-Quip (Nigeria) Ltd	Nigeria

Dril-Quip Egypt for Petroleum Services S.A.E.	Egypt

Dril-Quip (Tianjin) Oilfield Services Co. Ltd	China

Dril-Quip France SARL	France

Dril-Quip Angola LTDA	Angola

Dril-Quip Holdings Pty. Ltd.	Australia

PT. DQ Oilfield Services Indonesia	Indonesia

Dril-Quip (Ghana) Limited	Ghana